EXHIBIT 99.1

520 Third Street, Fourth Floor, Santa Rosa, CA 95401 (844) 446-8201

FOR IMMEDIATE RELEASE	Contact:	Bradley Satenberg
Investor Relations
(310) 606-8922
investorrelations@lbsavings.com

LUTHER BURBANK CORPORATION REPORTS EARNINGS FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2019

Quarterly Cash Dividend of $0.0575 Per Common Share Declared

SANTA ROSA, Calif. (July 29, 2019) – Luther Burbank Corporation (NASDAQ: LBC) (the “Company”), the holding company for Luther Burbank Savings (the “Bank”), today reported net income of $11.7 million and $23.7 million, or $0.21 and $0.42 diluted earnings per common share (“EPS”), for the quarter and six months ended June 30, 2019, respectively, compared to net income of $12.0 million, or $0.21 EPS, for the linked quarter and $11.2 million and $22.3 million, or $0.20 and $0.39 EPS, for the same periods last year, respectively. Pre-tax, pre-provision earnings for the quarter and six months ended June 30, 2019 was $17.3 million and $34.6 million, respectively, compared to $17.2 million for the linked quarter and $17.1 million and $33.8 million for the same periods last year, respectively.
Pre-tax, pre-provision earnings, a non-GAAP financial measure, is presented because management believes this financial metric provides stockholders with useful information for evaluating the profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision earnings is provided in the tables below.
Simone Lagomarsino, President and Chief Executive Officer, stated, “I'm proud to announce our financial results for the quarter and six months ended June 30, 2019. Total assets grew at a measured pace during the quarter, increasing to $7.1 billion. Asset growth was primarily driven by loan growth of $122 million, resulting in net loans at quarter end of $6.3 billion. We generated new deposits of $153 million during the quarter, bringing total deposits to $5.2 billion. Net interest income decreased to $30.6 million, or $1.5 million below the linked quarter. The decline was primarily attributable to a $1.8 million increase in interest expense caused by an 11 basis point increase in the cost of our deposits compared to the linked quarter, as well as an increase in our average total deposits during the quarter. Net interest margins were 1.75% and 1.86% during the quarters ended June 30, 2019 and March 31, 2019, respectively. The 11 basis point compression was due to a 3 basis point decline in the yield on loans and the aforementioned 11 basis point increase in our cost of deposits. Despite the challenges resulting from the current interest rate environment, I remain optimistic that our efforts to improve our deposit structure will ultimately have a positive impact on our funding costs. In addition, we maintain a very disciplined approach to expense management and, as a result, we are one of the most efficient companies within our peer group, with an efficiency ratio of 46% for the quarter and a noninterest expense to average total assets ratio of only 84 basis points.”
Ms. Lagomarsino continued, “During the quarter, we repurchased 366,701 shares of our common stock at an average price of $10.22 per share, and since the inception of our stock repurchase program, we've repurchased 933,001 shares at an average price of $9.78 per share, or an 8% discount to our book value. There is approximately $5.9 million for additional share repurchases remaining in the program.”
Board Declares Quarterly Cash Dividend of $0.0575 Per Share
On July 29, 2019, the Board of Directors of the Company declared a quarterly cash dividend of $0.0575 per common share. The dividend is payable on August 19, 2019 to shareholders of record as of August 8, 2019.
Net Interest Income
Net interest income for the quarter ended June 30, 2019 totaled $30.6 million compared to $32.1 million for the previous quarter and $31.2 million for the same period last year. As compared to the linked quarter, net interest income was negatively impacted by a $2.2 million increase in deposit interest expense caused by increases in the average balance and cost of deposits of $103.4 million and 11 basis points, respectively. The $591 thousand, or 1.9%, decrease in net interest income over the same period last year was primarily related to an increase in the average balance and cost of deposits of $860.2 million and 68 basis points, respectively. This decline in net interest income was partially offset by growth in the average balance and yield of our loan portfolio of $654.4 million and 23 basis points, respectively, an increase in the average balance of investments and yield on investments of $95.0 million and 44 basis points, respectively, and a decrease in the average balance of Federal Home Loan Bank of San Francisco (FHLB) advances of $171.1 million compared to the same period last year. Net interest margin for the quarter ended June 30, 2019 was 1.75%, compared to 1.86% for the previous quarter and 2.00% for the same period last year. The decline in net interest margin from these previous periods primarily relates to our rising cost of funds, which has generally outpaced the increases in yield on our interest earning assets caused by short-term rate increases, as well as the inversion in the yield curve, which commenced during the first quarter of 2019 and further steepened during the current quarter. Our net interest spread in the second quarter of 2019 was 1.58%, declining by 9 basis points and 28 basis points, respectively, compared to the previous quarter and the same period last year.
Net interest income for the six months ended June 30, 2019 totaled $62.7 million compared to $61.6 million for the same period last year. The $1.0 million, or 1.7%, increase in net interest income over the same period last year was primarily related to growth in the average balance and yield of our loan portfolio. During the six months ended June 30, 2019, the average balance of loans increased by $827.9 million and the yield increased by 29 basis points, compared to the same period last year. The improvement in net interest income was further enhanced by growth in the average balance and yield of our investment portfolio, which increased by $104.0 million and 51 basis points, respectively. This increase was partially offset by growth in the average balance and costs of our deposits of $941.1 million and 71 basis points, respectively. Additionally, while the average balance of FHLB advances decreased, the cost of FHLB advances increased 41 basis points, compared to the same period last year. Net interest margin for the six months ended June 30, 2019 was 1.81%, compared to 2.05% for the same period last year. As discussed above, the decline in net interest margin primarily relates to our rising cost of funds, which has generally outpaced the increases in yield on our interest earning assets due to short-term rate increases and the inversion of the yield curve. Our net interest spread during the six months ended June 30, 2019 was 1.62%, declining by 30 basis points compared to the same period last year.
Noninterest Income
Noninterest income for the quarter ended June 30, 2019 totaled $1.5 million, compared to $1.4 million for the previous quarter and $817 thousand for the same period last year. The increase of $108 thousand in noninterest income, or 7.8%, for the quarter ended June 30, 2019 compared to the linked quarter ended March 31, 2019, was primarily attributable to a non-recurring recovery of $384 thousand recognized during the current quarter in connection with an equipment writedown during the prior year, partially offset by a $154 thousand decline in servicing fee income related to elevated actual and estimated prepayments on serviced loans that decreased the fair value of our mortgage servicing rights, as well as a $136 thousand decline in gains recognized on the sale of loans. The increase of $671 thousand in noninterest income, or 82.1%, for the quarter ended June 30, 2019 compared to the quarter ended June 30, 2018, was primarily attributable to the recovery of $384 thousand, discussed above, gains on sale of loans of $197 thousand and an increase in the fair value of equity securities of $166 thousand in the current quarter, partially offset by a $99 thousand decrease in servicing fee income due to a general decline in the portfolio of serviced loans, as well as a decline in the fair value of mortgage servicing rights, as described above.
Noninterest income for the six months ended June 30, 2019 totaled $2.9 million, compared to $1.8 million for the same period last year. The increase of $1.0 million in noninterest income, or 55.7%, was primarily attributable to the gains on sale of loans of $530 thousand, the recovery of $384 thousand, discussed above, and an increase in the fair value of equity securities of $311 thousand in the current year, partially offset by a $185 thousand decrease in servicing fee income for the reasons described above.

Noninterest income primarily consists of FHLB stock dividends, mark to market adjustments on equity securities, fee income and the financial impact related to loans sold.
Noninterest Expense
Noninterest expense for the quarter ended June 30, 2019 totaled $14.7 million compared to $16.2 million for the previous quarter and $14.9 million for the same period last year. Compared to the linked quarter, noninterest expense decreased $1.5 million, or 9.5%, primarily due to a decrease of $1.4 million in compensation and related benefits caused by an increase in capitalized loan origination costs related to higher loan production in the current quarter compared to the prior quarter. Compared to the same period last year, noninterest expense decreased $213 thousand, or 1.4%, during the quarter ended June 30, 2019 primarily attributable to a decrease in compensation and related benefits of $585 thousand and a decline in the provision for unfunded commitments of $236 thousand, partially offset by an increase of $510 thousand in marketing expenses related to deposit gathering efforts.
Noninterest expense for the six months ended June 30, 2019 totaled $31.0 million compared to $29.6 million for the same period last year. The increase of $1.3 million, or 4.5%, is primarily attributable to an increase of $1.5 million in marketing expenses related to deposit gathering efforts.
Noninterest expense primarily consists of compensation costs, as well as expenses incurred related to occupancy, depreciation and amortization, data processing, marketing and professional services.
Balance Sheet Summary
Total assets at June 30, 2019 were $7.1 billion, an increase of $177.1 million, or 5.1% annualized, from December 31, 2018. The increase was primarily due to a $136.1 million, or 4.4% annualized, increase in loans held-for-investment and a $29.7 million, or 9.8% annualized, increase in our available-for-sale debt securities. Absent loan sales of $51.1 million and transfers of loans to held for sale of $10.6 million during the six months ended June 30, 2019, loan growth would have been $197.8 million, or 6.5% annualized. Total liabilities increased $160.8 million, or 5.1% annualized, to $6.5 billion at June 30, 2019 from December 31, 2018. The increase in total liabilities was primarily attributable to growth in our deposits of $233.5 million, or 9.3% annualized, partially offset by a decrease in FHLB advances of $74.3 million, or 13.0% annualized, compared to December 31, 2018.
Loans
Total loans at June 30, 2019 were $6.3 billion, an increase of $136.1 million from December 31, 2018. The increase was primarily attributable to originations of multifamily and single family residential loans. Our loan portfolio generally consists of income property loans (IPL) and single family residential (SFR) mortgage loans, which represent 65.7% and 34.0%, respectively, of our total loan portfolio.
Our IPL portfolio primarily consists of hybrid multifamily residential and commercial real estate loans. IPL loans totaled $4.1 billion at June 30, 2019 compared to $3.9 billion at December 31, 2018. The yield on the IPL portfolio was 4.12% during the quarter ended June 30, 2019, compared to 4.10% and 3.82% during the linked quarter and the same period last year, respectively. The increase in yield compared to the same period last year was the result of the rate on new loan originations exceeding the rate on loan payoffs since early 2017. For the quarter ended June 30, 2019, IPL loan originations and the corresponding weighted average coupon totaled $280.1 million and 4.37%, respectively, compared to $207.3 million and 4.61%, respectively, for the linked quarter and $382.3 million and 4.55%, respectively, for the same period last year. The decline in the average coupon for the current period originations compared to the linked quarter and the same period last year was due to a recent decrease in interest rates, as well as competitive pricing pressures. Prepayment speeds within the IPL loan portfolio were 10.3% for the quarter ended June 30, 2019, compared to 7.0% and 6.8% during the linked quarter and the same period last year, respectively.
Our SFR loan portfolio generally consists of hybrid loans. SFR loans totaled $2.1 billion and $2.2 billion at June 30, 2019 and December 31, 2018, respectively. The yield on the SFR portfolio was 3.56% during the quarter ended June 30, 2019, compared to 3.70% and 3.50% during the linked quarter and the same period last year, respectively. The decrease in yield compared to the linked quarter was primarily due to an increase in SFR prepayments resulting in the accelerated recognition of deferred loan origination costs. The increase in yield compared to the same period last year was the result of the rate on new loan originations exceeding the rate on loan payoffs since early 2017, partially offset by an increase in the accelerated recognition of deferred loan origination costs, as discussed above. For the quarter ended June 30, 2019, SFR loan originations and the corresponding weighted average coupon totaled $154.1 million and 4.34%, respectively, compared to $104.2 million and 4.63%, respectively, for the linked quarter and $252.6 million and 4.78%, respectively, for the same period last year. The decreased originations during the current quarter compared to the same period last year was primarily due to a slowing in demand for hybrid SFR loans, as a result of an inversion in the yield curve. Prepayment speeds within the SFR loan portfolio were 31.9% during the quarter ended June 30, 2019, compared to 26.3% and 22.0% during the linked quarter and the same period last year, respectively.
Asset Quality
Nonperforming loans totaled $11.7 million, or 0.19% of total loans, at June 30, 2019, compared to $2.0 million, or 0.03% of total loans, at December 31, 2018. The increase was due to two SFR mortgage loans and one IPL loan being placed on nonaccrual status during the current quarter. These loans have a weighted average loan to value of 69.6% and no losses are anticipated. There was no real estate owned at June 30, 2019 and December 31, 2018 and we have not foreclosed on any collateral since 2015. For the quarter ended June 30, 2019, loan loss provisions of $450 thousand were recorded compared to $300 thousand in the prior quarter and $1.3 million for the same period last year. The higher loan loss provisions during the current quarter compared to the linked quarter were primarily recorded to support the continued growth in our loan portfolio. The lower loan loss provisions recorded during the current quarter compared to the same period last year were primarily due to the sustained credit performance of our loan portfolio and slower net loan growth. Our allowance for loan losses to total loans was 0.56% at both June 30, 2019 and December 31, 2018, compared to 0.58% at June 30, 2018.
For the six months ended June 30, 2019, loan loss provisions of $750 thousand were recorded compared to $2.8 million for the same period last year. As discussed above, the lower loan loss provisions were primarily due to the sustained performance of our loan portfolio and slower loan growth as compared to the same period last year.
Prepaid Expenses and Other Assets
Prepaid expenses and other assets totaled $64.4 million at June 30, 2019 compared to $64.6 million at December 31, 2018, a decrease of $152.0 thousand or 0.2%. Prepaid expenses and other assets primarily consist of bank owned life insurance, prepaid expenses, accrued interest receivable, premises and equipment and tax related items.
Deposits
Deposits totaled $5.2 billion at June 30, 2019, an increase of $233.5 million from December 31, 2018. Wholesale and retail deposits increased $193.8 million and $39.7 million, respectively. Our cost of interest bearing deposits was 2.05% during the quarter ended June 30, 2019 compared to 1.94% during the linked quarter and 1.37% during the same period last year. The change in our cost of deposits was primarily related to repricing in our time deposit portfolio, which has been impacted by rising short-term interest rates in the prior year and competitive pricing pressures. The cost of time deposits increased to 2.36% during the quarter ended June 30, 2019, compared to 2.28% and 1.65% for the linked quarter and same period last year, respectively.
Other Liabilities
Other liabilities totaled $57.4 million at June 30, 2019 compared to $55.7 million at December 31, 2018, an increase of $1.6 million or 2.9%. Other liabilities primarily consist of accrued employee benefits, loan escrow balances, checks outstanding and accrued interest payable.
Capital
Stockholders’ equity totaled $597.5 million, an increase of $16.3 million, or 2.8%, compared to December 31, 2018. Stockholders' equity represented 8.4% of total assets at both June 30, 2019 and December 31, 2018. Both the Bank’s and the Company’s capital levels continue to be significantly above the minimum levels required for bank regulatory capital purposes. At June 30, 2019, our Tier 1 Leverage, Common Equity Tier 1 Risk-Based, Tier 1 Risk-Based and Total Risk-Based Capital ratios were 10.37%, 18.08%, 18.08% and 18.99%, respectively, for the Bank, and 9.30%, 14.67%, 16.20% and 17.11%, respectively, for the Company. At June 30, 2019, the Company’s tangible stockholders' equity ratio was 8.36%.
During the quarter ended June 30, 2019, the Company repurchased 366,701 shares in connection with its stock repurchase program at an average price of $10.22 per share and a total cost of $3.7 million.
About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $7.1 billion, total loans of $6.3 billion and total deposits of $5.2 billion as of June 30, 2019. It operates primarily through its wholly-owned subsidiary,

Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial real estate lending. Currently operating in California, Oregon and Washington, from nine branches in California, one branch in Washington and eight lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.
Cautionary Statements Regarding Forward-Looking Information
This communication contains a number of forward-looking statements, which involve a number of risks and uncertainties. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. Such factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission, including, but not limited to, the “Risk Factors” and other cautionary statements in our Annual Report on Form 10-K for the year ended December 31, 2018. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

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CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	June 30, 2019 (unaudited)	December 31, 2018
ASSETS
Cash and cash equivalents	$93,912	$91,697
Available for sale debt securities, at fair value	638,245	608,528
Held to maturity debt securities, at amortized cost	11,203	11,860
Equity securities, at fair value	11,749	11,438
Loans held-for-sale	10,555	—
Loans held-for-investment	6,266,758	6,130,630
Allowance for loan losses	(35,221)	(34,314)
Total loans held-for-investment, net	6,231,537	6,096,316
FHLB stock	32,668	31,823
Premises and equipment, net	20,051	20,981
Prepaid expenses and other assets	64,417	64,569
Total assets	$7,114,337	$6,937,212

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$5,234,490	$5,001,040
FHLB advances	1,068,817	1,143,132
Junior subordinated deferrable interest debentures	61,857	61,857
Senior debt	94,355	94,293
Other liabilities	57,351	55,745
Total liabilities	6,516,870	6,356,067
Total stockholders' equity	597,467	581,145
Total liabilities and stockholders' equity	$7,114,337	$6,937,212

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

	Three Months Ended			Six Months Ended
(Dollars in thousands except per share data)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Interest and fee income:
Loans	$61,015	$61,053	$51,343	$122,068	$97,906
Investment securities	4,118	3,925	2,901	8,043	5,372
Cash and cash equivalents	522	400	442	922	689
Total interest income	65,655	65,378	54,686	131,033	103,967
Interest expense:
Deposits	26,471	24,288	14,560	50,759	26,492
FHLB advances	6,410	6,772	6,823	13,182	11,643
Junior subordinated deferrable interest debentures	632	651	567	1,283	1,054
Senior debt	1,574	1,575	1,577	3,149	3,154
Total interest expense	35,087	33,286	23,527	68,373	42,343
Net interest income before provision for loan losses	30,568	32,092	31,159	62,660	61,624
Provision for loan losses	450	300	1,300	750	2,800
Net interest income after provision for loan losses	30,118	31,792	29,859	61,910	58,824
Noninterest income	1,488	1,380	817	2,868	1,842
Noninterest expense	14,709	16,249	14,922	30,958	29,635
Income before provision for income taxes	16,897	16,923	15,754	33,820	31,031
Provision for income taxes	5,239	4,913	4,528	10,152	8,703
Net income	$11,658	$12,010	$11,226	$23,668	$22,328
Basic earnings per common share	$0.21	$0.21	$0.20	$0.42	$0.40
Diluted earnings per common share	$0.21	$0.21	$0.20	$0.42	$0.39

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of or For the Three Months Ended			Six Months Ended
(Dollars in thousands except per share data)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
PERFORMANCE RATIOS
Return on average:
Assets	0.66%	0.69%	0.71%	0.68%	0.73%
Stockholders' equity	7.83%	8.19%	8.00%	8.00%	7.99%
Efficiency ratio (1)	45.89%	48.55%	46.67%	47.24%	46.69%
Noninterest expense to average assets	0.84%	0.93%	0.95%	0.88%	0.97%
Loan to deposit ratio	119.72%	120.91%	124.89%	119.72%	124.89%
Average stockholders' equity to average assets	8.46%	8.42%	8.89%	8.44%	9.19%
Dividend payout ratio	28.02%	27.43%	29.41%	27.72%	41.93%
YIELDS/RATES
Yield on loans	3.93%	3.96%	3.70%	3.94%	3.65%
Yield on investments	2.48%	2.42%	2.04%	2.45%	1.94%
Yield on interest earning assets	3.77%	3.80%	3.51%	3.78%	3.47%
Cost of interest bearing deposits	2.05%	1.94%	1.37%	2.00%	1.29%
Cost of borrowings	2.76%	2.81%	2.53%	2.79%	2.39%
Cost of interest bearing liabilities	2.19%	2.13%	1.65%	2.16%	1.55%
Net interest spread	1.58%	1.67%	1.86%	1.62%	1.92%
Net interest margin	1.75%	1.86%	2.00%	1.81%	2.05%
CAPITAL
Total equity to total assets	8.40%	8.41%	8.64%
Tangible stockholders' equity to tangible assets (1)	8.36%	8.37%	8.59%
Book value per share	$10.67	$10.44	$9.94
Tangible book value per share (1)	$10.61	$10.38	$9.88
ASSET QUALITY
Net recoveries	$79	$78	$78
Annualized net recoveries to average loans	0.01%	0.01%	0.01%
Nonperforming loans to total loans	0.19%	0.02%	0.08%
Nonperforming assets to total assets	0.16%	0.02%	0.07%
Allowance for loan losses to loans held-for-investment	0.56%	0.56%	0.58%
Allowance for loan losses to nonperforming loans	301.58%	2583.17%	718.92%
LOAN COMPOSITION
Multifamily residential	$3,919,621	$3,768,775	$3,354,475
Single family residential	$2,127,733	$2,171,670	$2,196,582
Commercial real estate	$199,125	$190,606	$151,974
Construction and land	$20,179	$13,117	$31,786
Non-mortgage	$100	$100	$100
DEPOSIT COMPOSITION
Noninterest bearing transaction accounts	$47,472	$39,927	$67,541
Interest bearing transaction accounts	$195,176	$216,580	$173,120
Money market deposit accounts	$1,397,387	$1,302,137	$1,388,636
Time deposits	$3,594,455	$3,523,187	$2,962,858

(1) See "Non-GAAP Reconciliation" table for reconciliations of non-GAAP measurements.

NON-GAAP RECONCILIATION (UNAUDITED)

	Three Months Ended			Six Months Ended
(Dollars in thousands)	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Pre-tax, Pre-provision Net Earnings
Income before provision for income taxes	$16,897	$16,923	$15,754	$33,820	$31,031
Plus: Provision for loan losses	450	300	1,300	750	2,800
Pre-tax, pre-provision net earnings	$17,347	$17,223	$17,054	$34,570	$33,831
Efficiency Ratio
Noninterest expense (numerator)	$14,709	$16,249	$14,922	$30,958	$29,635
Net interest income	30,568	32,092	31,159	62,660	61,624
Noninterest income	1,488	1,380	817	2,868	1,842
Operating revenue (denominator)	$32,056	$33,472	$31,976	$65,528	$63,466
Efficiency ratio	45.89%	48.55%	46.67%	47.24%	46.69%

(Dollars in thousands except per share data)	June 30, 2019	March 31, 2019	June 30, 2018
Tangible Book Value Per Share
Total assets	$7,114,337	$6,992,016	$6,510,233
Less: Goodwill	(3,297)	(3,297)	(3,297)
Tangible assets	7,111,040	6,988,719	6,506,936
Less: Total liabilities	(6,516,870)	(6,403,718)	(5,948,053)
Tangible stockholders' equity (numerator)	$594,170	$585,001	$558,883
Period end shares outstanding (denominator)	55,982,491	56,351,781	56,559,655
Tangible book value per share	$10.61	$10.38	$9.88
Tangible Stockholders' Equity to Tangible Assets
Tangible stockholders' equity (numerator)	$594,170	$585,001	$558,883
Tangible assets (denominator)	$7,111,040	$6,988,719	$6,506,936
Tangible stockholders' equity to tangible assets	8.36%	8.37%	8.59%